                                                                    EXHIBIT 10.2

                            STOCKHOLDERS AGREEMENT

          This STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of June 19, 2000, is made and entered into among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), J Acquisition Corp., a Texas corporation and wholly owned subsidiary of Parent ("Purchaser"), and each party listed under the heading "STOCKHOLDER" on the signature page hereof (each a "Stockholder" and collectively, the "Stockholders");

                             W I T N E S S E T H:


          WHEREAS, as of the date hereof, each Stockholder owns beneficially and of record the number of shares of common stock, par value $2.50 per share ("Company Common Stock"), of Justin Industries, Inc., a Texas corporation (the "Company"), and the number of shares of Series Two Convertible Voting Preferred Stock, par value $2.50 per share of the Company ("Company Preferred Stock" and together with the Company Common Stock, the "Company Stock"), set forth opposite the Stockholder's name on Exhibit A hereto (the total number of shares of Company Stock owned by the Stockholder, and any other Company Stock or any stock option that the Stockholder acquires, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, being collectively referred to as the "Shares");

          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, and Purchaser are entering into an Agreement and Plan of Merger (the "Merger Agreement," which term shall not include any amendment to such Agreement that decreases the Offer Price or changes the form of consideration payable in the Offer, unless Stockholder consents to the inclusion of such amendment in such term), of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for, among other things, a tender offer (the "Offer") by Purchaser for the Company Common Stock and the subsequent merger of Purchaser with and into the Company (the "Merger"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested each Stockholder to agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement each Stockholder has agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I

                 STOCKHOLDERS' REPRESENTATIONS AND WARRANTIES

          Each Stockholder hereby jointly and severally represents and warrants to Parent and Purchaser as follows:

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          1.1  Due Organization and Authorization. Stockholder, if it is a
trust, is duly organized and validly existing under the laws of the jurisdiction in which it is formed. Stockholder possesses the requisite power and authority to execute, deliver, and perform this Agreement, to appoint Purchaser and Parent (or any nominee thereof) as its Proxy (as defined below), and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, the appointment of Purchaser and Parent (or any nominee thereof) as Stockholder's Proxy, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficial owner of any of the Shares or other beneficiary or holder of any other interest in any of the Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

          1.2 No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the trust instrument of Stockholder if it is a trust, (ii) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder's assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's assets is bound or affected.

          (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, other than
(i) filings under the HSR Act and any similar foreign requirements, and (ii) any necessary filing under the Securities Exchange Act of 1934, as amended.

          1.3 Title to Shares. Stockholder is the sole record and beneficial owner of the shares of Company Stock set forth opposite Stockholder's name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement or the Merger Agreement. As of the date hereof, Stockholder does not own beneficially or of record any other Shares. The shares of Company Preferred Stock shown on Exhibit A constitute all of the issued and outstanding shares of Company Preferred Stock.

          1.4 Information for Offer Documents and Proxy Statement. None of the information relating to Stockholder and its affiliates provided by or on behalf of Stockholder or its affiliates specifically for inclusion in the Schedule TO,
Schedule 14D-9, Offer Documents, or Proxy Statement will, at the respective times the Schedule TO, Schedule 14D-9, Offer

                                      -2-
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Documents, and Proxy Statement are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE II

                            STOCKHOLDERS' COVENANTS

          Each Stockholder hereby jointly and severally covenants to Parent and Purchaser as follows:

          2.1 Voting of Shares. Stockholder hereby agrees that from the date hereof until the termination of the Agreement pursuant to Section 4.2 (the "Term"), at any meeting of the stockholders of the Company however called and in any action by written consent of the stockholders of the Company, Stockholder shall vote its Shares (i) in favor of the Merger and the Merger Agreement, (ii) against any Takeover Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company's corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominee(s) to vote the Shares directly.

          2.2 Proxy. Stockholder hereby revokes all prior proxies or powers of attorney with respect to any of its Shares. During the Term, Stockholder hereby constitutes and appoints Parent and Purchaser, or any nominee designated by Parent and Purchaser, with full power of substitution and resubstitution at any time during the Term, as its true and lawful attorney and proxy ("Proxy"), for and in its name, place, and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Stockholder as its Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate, or other document relating to the Company that the law of the State of Texas might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

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          2.3  Conversion. Provided that all conditions to the Offer have been satisfied or waived by Parent and Purchaser, Stockholder hereby agrees to take such actions as are required to convert all shares of Company Preferred Stock owned by Stockholder into Company Common Stock immediately prior to the Expiration Date of the Offer.

          2.4 Tender. Stockholder hereby agrees to tender in the Offer, prior to the Expiration Date, all Shares of Company Common Stock (including all such Shares acquired upon conversion of Company Preferred Stock) owned beneficially and of record by it. Stockholder hereby acknowledges and agrees that Parent's and Purchaser's obligation to accept for payment and pay for such Shares in the Offer is subject to the terms and conditions set forth in Annex A to the Merger Agreement. Without the consent of Stockholder, Purchaser will not purchase any such Shares tendered by Stockholder unless the Minimum Condition has been satisfied and not waived by Purchaser and Parent.

          2.5 Restrictions on Transfer, Proxies and Non-Interference. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, (ii) grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

          2.6 Disclosure. Stockholder hereby authorizes Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity, its ownership of Company Securities, and the nature of its commitments, arrangements, and understandings under this Agreement.

          2.7 No Solicitation. Stockholder covenants and agrees that, during the Term, it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any person (other than from Parent or Purchaser) relating to (i) any acquisition of any Shares or (ii) any transaction that constitutes a Takeover Proposal. Stockholder further covenants and agrees that, during the Term, it shall not participate in any discussions or negotiations (except with Parent or Purchaser) regarding, or furnish to any person (other than Parent or Purchaser) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person (other than Parent and Purchaser) to make, any transaction that may constitute a Takeover Proposal. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of Stockholder and its agents, or other representatives with any person (other than Parent and Purchaser) with respect to any of the foregoing. Stockholder shall notify Parent and Purchaser promptly of any such proposal or offer, or any inquiry or contact with any person with respect thereto, of which it becomes aware and shall, in any such notice to Parent and Purchaser, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact. Notwithstanding any provision of this Section to the

                                      -4-
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contrary, Stockholder may, and if any agent, or representative of Stockholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may, in his or her capacity as such director, take such actions, if any, as are permitted by Section 5.2 of the Merger Agreement.

                                  ARTICLE III

                           COMPANY SECURITIES OPTION

          3.1 Grant of Option. In order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder hereby grants to Parent and Purchaser an irrevocable option (the "Company Securities Option") to purchase the Stockholder's Shares at a price per Share (the "Offer Price") equal to $22.00 in cash or any higher price paid or to be paid by Parent or Purchaser pursuant to the Offer or the Merger or prior to the termination of this Agreement pursuant to Section 4.2 below, but excluding any price paid to any shareholder who exercises dissenters' rights in connection with the Merger. The Company Securities Option shall be exercisable pursuant to the terms of Section
3.2 below.

          3.2 Exercise of Company Securities Option. The Company Securities Option (i) shall become exercisable, in whole but not in part, for all Shares subject thereto (less any such Shares which Purchaser has accepted for payment or paid for in the Offer) at the close of business upon the Expiration Date (or, if for any reason later, immediately after the expiration of the period, including any extensions thereof, during which shares of Company Common Stock tendered pursuant to the Offer may by the terms of the Offer be accepted or rejected) or, if later, the date on which (x) all waiting periods under the HSR Act or other applicable law shall have expired or been waived and (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative, or regulatory agency or authority prohibiting the exercise of the Company Securities Option pursuant to this Agreement, if, but only if, (I) the number of shares of Company Common Stock tendered in the Offer, when added to the number of Shares not tendered, if any, that are subject to the Company Securities Options, will satisfy the Minimum Condition, (II) if the number of shares of Company Common Stock tendered in the Offer is not sufficient to cause the Minimum Condition to be satisfied, Parent and Purchaser shall have waived the Minimum Condition, and (III) Purchaser has accepted for payment all shares of Company Common Stock tendered and not withdrawn in the Offer, and (ii) shall remain exercisable for a period of fifteen (15) days after the first such date on which the Company Securities Option becomes exercisable pursuant to clause (i) of this sentence. If the Company Securities Option does not become exercisable under this Section 3.2 due to (a) the termination or withdrawal of the Offer prior to the Expiration Date (or the later date specified in the second parenthetical of this Section 3.2), or (b) the failure of Purchaser to accept for payment all shares of Company Common Stock tendered and not withdrawn in the Offer, it shall be deemed to have expired. In the event that Parent or Purchaser wishes to exercise the Company Securities Option, Parent or Purchaser, prior to the expiration thereof, shall send a written notice to Stockholder identifying the place for the closing of such purchase at least two (2) business days prior to such closing.

          3.3 Subsequent Sale. If, prior to the earlier of (i) the Effective Time and (ii) the date which is eighteen (18) months after the exercise of the Company Securities Option by

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Parent or Purchaser, Parent or Purchaser sells any or all of the Shares purchased from Stockholder to an unaffiliated third party (a "Subsequent Sale") at a per share price in excess of the Offer Price (the "Subsequent Sale Price"), then Parent or Purchaser will pay to Stockholder, within five (5) days of receipt of payment by Parent or Purchaser for such Shares, an amount equal to the excess of the Subsequent Sale Price over the Offer Price multiplied by the number of shares sold in the Subsequent Sale.

                                  ARTICLE IV

                                 MISCELLANEOUS

          4.1 Definitions. Terms used but not otherwise defined in this Agreement, have the meanings assigned to such terms in the Merger Agreement.

          4.2 Termination. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the earlier to occur of (A) the Effective Time or (B) the closing of the exercise of the Company Securities Option or the expiration of the Company Securities Option, whichever occurs earlier. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

          4.3 Non-Survival. The representations and warrants made herein shall terminate upon Stockholder's sale of its Shares to the Purchaser in the Offer or pursuant to Section 3.2.

          4.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery,
(ii) upon confirmation of receipt of facsimile transmission, (iii) upon confirmed delivery by a standard overnight courier, or (iv) after five (5) business days if sent by registered or certified mail, postage prepaid, return receipt requested, to the following address or to such other address that a party hereto might later specify by like notice:

          (a)  If to Parent or Purchaser, to:

               Berkshire Hathaway Inc.
               1440 Kiewit Plaza
               Omaha, Nebraska 68131
               Attention: Marc D. Hamburg
               Telecopy: 402-346-3375

               with copies to:

               Munger, Tolles & Olson LLP
               355 South Grand Avenue, 35th Floor
               Los Angeles, California 90071-1560
               Attention: Robert E. Denham
               Telecopy: (213) 687-3702

                                      -6-
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          (b)  If to Stockholders, to:

               Mr. John S. Justin, Jr.
               c/o Justin Industries, Inc.
               2821 West 7th Street
               Fort Worth, Texas 76107
               Telecopy: 817-390-2477

               with copies to:

               Kelly Hart & Hallman
               201 Main Street, Suite 2500
               Fort Worth, Texas 76102
               Attention: Dee J. Kelly and F. Richard Bernasek
               Telecopy: (817) 878-9280

          4.5 Severability. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

          4.6 Entire Agreement. This Agreement and the Merger Agreement, as it may be amended from time to time, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

          4.7 Assignment. No party may assign or delegate this Agreement or any right, interest, or obligation hereunder, provided that Parent or Purchaser, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided that any such assignment or delegation shall not relieve Parent or Purchaser from liability hereunder.

          4.8 No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

          4.9 Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

          4.10 Further Assurance. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

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          4.11  Certain Events.  Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

          4.12 No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its obligations hereunder, or the existence of any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

          4.13 Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. Accordingly, the parties agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law, or in equity.

          4.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without effect to provisions thereof relating to conflicts of law.

          4.15 Headings. The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          4.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed in a manner sufficient to bind them as of the date first written above.

          Berkshire Hathaway Inc.

          By:  Warren E. Buffett
               -----------------------------------------
          Its: Chief Executive Officer
               -----------------------------------------


          J Acquisition Corp.

          By:  Warren E. Buffett
               -----------------------------------------
          Its: Chief Executive Officer
               -----------------------------------------


          Stockholders

               John S. Justin, Jr.
          By:  -----------------------------------------
               John S. Justin, Jr.


          John and Jane Justin Charitable Remainder trust under
          Agreement dated June 20, 1998


               John S. Justin, Jr.
          By:  -----------------------------------------
               John S. Justin, Jr., Trustee


          John S. Justin Jr. Charitable Remainder Trust under
          Agreement dated October 12, 1992


              John S. Justin, Jr.
          By:  -----------------------------------------
               John S. Justin, Jr., Trustee

               James T. Dickenson
          By:  -----------------------------------------
               James T. Dickenson, Trustee

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                                   Exhibit A
Name                                              No. of Shares
----                                              -------------
                                  Company Common Stock  Company Preferred Stock
                                  --------------------  -----------------------

John S. Justin, Jr.                        49,812                100

John and Jane Justin Charitable         4,655,067                -0-
Remainder Unitrust under
Agreement dated June 20, 1998

John S. Justin Jr. Charitable             399,901                -0-
Remainder Trust under
Agreement dated October 12, 1992